BOOK-ENTRY-ONLY CORPORATE MEDIUM-TERM NOTE
                      (GLOBAL CERTIFICATE) PROGRAM


                        Letter of Representations
      (To be Completed by Issuer, Issuing Agent, and Paying Agent)

                         Sears, Roebuck and Co.
                            (Name of Issuer)

                           Chemical Bank 2505
           (Name and DTC Participant Number of Issuing Agent)

                                  Same
            (Name and DTC Participant Number of Paying Agent)

                                                          April 25, 1995
                                                              (Date)



Attention: General Counsel's Office
The Depository Trust Company
55 Water Street; 49th Floor
New York, NY  10041-0099

            Re:   Sears, Roebuck and Co.
                  Medium-Term Notes Series VIII
(Description of Program, including series designator and rank of indebtedness.)

Ladies and Gentlemen:

      This letter sets forth our understanding with respect to certain matters relating to the issuance by Issuer from time to time of notes under its medium-term note program described above (the "Notes"). Issuing Agent will act as issuing agent with respect to the Notes. Paying Agent will act as paying agent with respect to the Notes. The Notes will be issued pursuant to a prospectus supplement, private placement memorandum, or other such document authorizing the issuance of the Notes dated as of April 25, 1995.

      Paying Agent has entered into a Medium-Term Note Certificate Agreement with The Depository Trust Company ("DTC") dated as of December 2, 1988, pursuant to which Paying Agent will act as custodian of Global Certificates evidencing the Notes, when issued. Paying Agent will amend Exhibit A to such Medium-Term Note Certificate Agreement to include the program described above prior to issuance of the Notes.

      To induce DTC to accept the Notes as eligible for deposit at DTC and to act in accordance with its Rules with respect to the Notes, Issuer, Issuing Agent, and Paying Agent make the following representations to DTC:

      1. Each issue of the Notes shall be evidenced by one Global Certificate in registered form registered in the name of DTC's nominee, Cede & Co., and such Certificate shall represent 100% of the principal amount of such issue of the Notes. If, however, the principal amount of the issue exceeds $150,000,000, one Certificate shall be issued with respect to each $150,000,000 of principal amount and an additional Certificate shall be issued with respect to any remaining principal amount.

      2. Issuer or Issuing Agent has obtained from the CUSIP Service Bureau a written list of approximately 900 nine-character numbers (the basic first six characters of which are the same and uniquely identify Issuer and the Notes to be issued under its medium-term note program described above), and Issuing Agent has delivered a copy of such list to DTC's Underwriting Department. The CUSIP numbers on such list have been reserved for future assignment to issues of the Notes. At any time when fewer than 100 of the CUSIP numbers on such list remain unassigned, Issuer or Issuing Agent shall promptly obtain from the CUSIP Service Bureau an additional written list of approximately 900 such numbers, and Issuing Agent shall promptly deliver a copy of such list to DTC's Underwriting Department.

      3. When Notes are to be issued through DTC, Issuing Agent shall give notice to Paying Agent and issuance instructions to DTC in accordance with DTC's Procedures, including DTC's Issuing/Paying Agent Procedures (the "Procedures"), a copy of which previously has been furnished to Issuing Agent and Paying Agent. The giving of such issuance instructions, which include delivery instructions, to DTC shall constitute:

      (a) a representation that the Notes are delivered, in connection with their issuance, upon payment or the promise to pay by the receivers of such deliveries; and

      (b) a confirmation that a Certificate (or Certificates) evidencing such Notes, in the form described in Paragraph 1, has been issued and authenticated.

      4. If issuance of Notes through DTC is scheduled to take place one or more days after Issuing Agent has given issuance instructions to DTC, Issuing Agent may cancel such issuance by giving a cancellation instruction to DTC in accordance with the Procedures.

      5. At any time that Paying Agent has Notes in its DTC account, it may request withdrawal of such Notes from DTC by giving a withdrawal instruction to DTC in accordance with the Procedures. Upon DTC's acceptance of such withdrawal instruction, Paying Agent shall reduce the principal amount of the Certificate evidencing the Notes accordingly.

      6. In the event of any solicitation of consents from or voting by holders of the Notes, Issuer, Issuing Agent, or Paying Agent shall establish a record date for such purposes (with no provision for revocation of consents or votes by subsequent holders) and shall, to the extent possible, send notice of such record date to DTC not less than 15 calendar days in advance of such record date.

      7. In the event of a full or partial redemption of an issue of outstanding Notes, Issuer or Paying Agent shall send a notice to DTC specifying: (a) the amount of the redemption; and (b) the date such notice is to be mailed to beneficial owners or published (the "Publication Date"). such notice shall be sent to DTC by a secure means (e.g., legible telecopy, registered or certified mail, overnight delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than two business days before the Publication Date. Issuer or Paying Agent shall forward such notice either in a separate secure transmission for each CUSIP number or in a secure transmission for multiple CUSIP numbers (if applicable) which includes a manifest or list of each CUSIP submitted in that transmission. (The party sending such notice shall have a method to verify subsequently the use of such means and the timeliness of such notice.) The Publication Date shall be not less than 30 days nor more than 60 days prior to the redemption date. It is understood that DTC's current practice is to perform its call lottery in $1,000 principal amount increments.

      8. (a) After the first interest payment has been made on individual issues of the Notes (having different original issue dates but otherwise the same terms, including interest rate, interest payment dates, rank, stated maturity, repayment options, redemption provisions, and currency in which the issue is denominated), to consolidate such issues Issuing Agent shall deliver to DTC and Paying Agent (as well as to the CUSIP Service Bureau and Interactive Data Corporation) at least 30 days before the day on which the consolidation is to be effective, as determined by Issuing Agent (the "Exchange Date"), a written notice of consolidation specifying the CUSIP numbers of the individual issues to be consolidated and the new CUSIP number of the consolidated issue. The Exchange Date shall be at least 30 days prior to an interest payment date for such issues.

            (b) On the Exchange Date, Paying Agent shall arrange for the exchange of the Certificates evidencing the issues to be consolidated for a single Certificate bearing a new CUSIP number (the "replacement Certificate"). The replacement Certificate shall bear the original issue dates, together with the respective principal amounts to which they relate, for all exchanged Certificates. Notwithstanding the foregoing, if the Certificates to be exchanged exceed $150,000,000 in aggregate principal amount, one replacement Certificate shall be issued with respect to each $150,000,000 of the aggregate principal amount and an additional replacement Certificate shall be issued with respect to any remaining aggregate principal amount.

      9. (a) With respect to an issue of Notes that are repayable at the option of the holder, Paying Agent shall send on the day which is the earlier of 60 days prior to the purchase date or 5 days prior to the start of the tender exercise period a notice to DTC listing the CUSIP number of such issue, the start date and end date of the tender exercise period, the repayment price, and the purchase date. Paying Agent shall send such notice with respect to an issue of Notes with a "one time only" repayment option when such option arises; in the case of an issue of Notes that are repayable on a regular quarterly, semi-annual, annual, or less frequent cycle, Paying Agent shall send such notice with respect to each repayment option as it arises, or shall send such notice with respect to all repayment options when the first such option arises; and, for an issue of Notes that are repayable on a regular monthly cycle, Paying Agent shall send such notice with respect to the first repayment option and annually thereafter; provided, however, Paying Agent shall in all cases promptly send notice of any change in the issue's operational terms affecting the repayment options (e.g., an upcoming mandatory tender), when known.

            (b) Paying Agent recognizes that DTC will use its Repayment Option Procedures, a copy of which previously has been furnished to Paying Agent, to process tenders of the Notes. It is understood that under the Repayment Option Procedures DTC will receive daily instructions from its Participants to tender Notes for purchase. On the purchase date, if - after paying DTC for tendered Notes - Paying Agent wishes to retire the tendered Notes, it shall notify DTC to reduce the principal amount of the issue of the Notes by the aggregate principal amount of the tendered Notes and shall reduce the principal amount of the Certificate evidencing the tendered Notes accordingly.

      10. (a) Issuer and Paying Agent shall take all steps necessary in order for any interest payment date on any issue of the Notes together with the amount of interest payable, as well as changes in the interest rates on variable rate Notes as they occur from time to time, to be listed in the appropriate daily bond report published by Standard & Poor's Corporation.

            (b) With regard to variable rate Notes on which the interest rate is reset daily or weekly, Paying Agent shall, in accordance with the Procedures, deliver to DTC's Dividend Department, Standard & Poor's Corporation and Interactive Data Corporation on each day on which the amount of interest to be paid on the following payment date (including the issue's first interest payment date) is determined a listing of the CUSIP number assigned to each such issue along with corresponding specifications of the record date, payment date, and dollar amount of interest per $1,000 principal amount of the Notes to be paid on such payment date. For variable rate Notes on which the interest rate is reset monthly, quarterly, semiannually, or annually, Paying Agent shall deliver a similar listing to Standard & Poor's Corporation and Interactive Data Corporation on the day interest payment amounts are determined.

            (c) With regard to each issue of fixed rate Notes, promptly after each record date Paying Agent shall deliver to DTC a written notice specifying by CUSIP number the amount of interest to be paid on each such issue on the following interest payment date, other than at maturity, and the total of such amounts.

      11. Paying Agent shall deliver to DTC on or about the first business day of each month a written list of principal and interest to be paid on each issue of the Notes maturing in the following month. Paying Agent and DTC shall confirm the amounts of principal and interest to be paid on each such issue on or about the fifth business day preceding its maturity.

      12. All notices and payment advices sent to DTC shall contain the CUSIP number of the issue of the Notes.

      13. Notices to DTC pursuant to Paragraph 6 by telecopy shall be sent to DTC's Reorganization Department at (212) 709-6896 or (212) 709-6897, and receipt of such notices shall be confirmed by telephoning
(212) 709-6870. Notices to DTC pursuant to Paragraph 6 by mail or any other means shall be sent to:

                              Reorganization Manager
                              The Depository Trust Company
                              7 Hanover Square; 23rd Floor
                              New York, NY  10004-2695

      14. Notices to DTC pursuant to Paragraph 7 by telecopy shall be sent to DTC's Call Notification Department at (516) 227-4164 or (516) 227-4190. If the party sending the notice does not receive a telecopy receipt from DTC confirming that the notice has been received, such party shall telephone (516) 227-4070. Notices to DTC pursuant to Paragraph 7 by mail or by any other means shall be sent to:

                              Call Notification Department
                              The Depository Trust Company
                              711 Stewart Street
                              Garden City, NY  11530-4719

      15. Notices to DTC pursuant to Paragraphs 8 and 11 and notices of other corporate actions (including mandatory tenders, exchanges, and capital changes) by telecopy shall be sent to DTC's Reorganization Department at (212) 709-1093 or (212) 709-1094, and receipt of such notices shall be confirmed by telephoning (212) 709-6884. Notices to DTC pursuant to Paragraphs 8 and 11 and notices of other corporate actions by mail or by any other means shall be sent to the address indicated in Paragraph 13.

      16. Notices to DTC pursuant to Paragraph 9 by telecopy shall be sent to DTC's Reorganization Department at (212) 709-1093 or (212) 709-1094, and receipt of such notices shall be confirmed by telephoning
(212) 709-1470. Notices to DTC pursuant to Paragraph 9 by mail or by any other means shall be sent to the address indicated in Paragraph 13.

      17. Notices to DTC pursuant to Paragraphs 10 (b) and 10 (c) by telecopy shall be sent to DTC's Dividend Department at (212) 709-1723 or
(212) 709-1686, and receipt of such notices shall be confirmed by telephoning (212) 709-1270. Notices to DTC pursuant to Paragraphs 10(b) and 10(c) by mail or by any other means shall be sent to:

                        Manager; Announcements
                        Dividend Department
                        The Depository Trust Company
                        7 Hanover Square; 22nd Floor
                        New York, NY  10004-2695

      18. Transactions in the Notes shall be eligible for same-day funds settlement in DTC's SDFS system.

            A.    Interest payments shall be received by Cede & Co., as
                nominee of DTC, or its registered assigns in same-day
              funds on each payment date (or the equivalent in accordance with existing arrangements between Issuer or Paying Agent and DTC). Such payments shall be made payable to the order of Cede & Co.

            B.    Principal payments shall be made in same-day funds on
                each payment date by Paying Agent in the manner set
            forth in the SDFS Paying Agent Operating Procedures, a copy of which previously has been furnished to Paying
         Agent.

      19. DTC may direct Issuer, Issuing Agent, or Paying Agent to use any other telephone number or address as the number or address to which notices or payments of interest or principal may be sent.

      20. Issuer: (a) understands that DTC has no obligation to, and will not, communicate to its Participants or to any person having an interest in the Securities any information contained in the Security certificate(s); and (b) acknowledges that neither DTC's Participants nor any person having an interest in the Securities shall be deemed to have notice of the provisions of the Security certificates by virtue of submission of such certificate(s) to DTC.

      21. In the event Issuer determines that beneficial owners of Notes shall be able to obtain certificated Notes, Issuer or Paying Agent shall notify DTC of the availability of Note certificates, and shall issue, transfer, and exchange Note certificates in appropriate amounts, as required by DTC and others.

      22. DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Issuer or Paying Agent (at which time DTC will confirm with Issuer or Paying Agent the aggregate amount of Notes outstanding by CUSIP number). Under such circumstances, at DTC's request Issuer and Paying Agent shall cooperate fully with DTC by taking appropriate action to make available one or more separate certificates evidencing Notes to any DTC Participant having Notes credited to its DTC accounts.

      23. Nothing herein shall be deemed to require Issuing Agent or Paying Agent to advance funds on behalf of Issuer.

Notes:

A. Current addresses for delivering notices to the CUSIP Service Bureau, Interactive Data Corporation, and Standard & Poor's Corporation are listed in DTC's Medium-Term Note Issuing/Paying Agent Procedures, a copy of which can be obtained from DTC's Underwriting Department.

B. Schedule A contains statements that DTC believes accurately describe DTC, the method of effecting book-entry transfers of securities distributed through DTC, and certain related matters.


Very truly yours,


       Sears, Roebuck and Co.
             (Issuer)

By:/S/ Alice M. Peterson
      (Authorized Officer's Signature)


         Chemical Bank
          (Issuing Agent)

By:/S/Yvonne D. Benn
      (Authorized Officer's Signature)

            Chemical Bank
      (Paying Agent)

By:/S/Yvonne D. Benn
      (Authorized Officer's Signature)

Received and Accepted:
THE DEPOSITORY TRUST COMPANY

By: /S/James McGreeney
       (Authorized Officer)


cc: Sales Agent
    Sales Agent's Counsel

                                                   SCHEDULE A


                    SAMPLE OFFERING DOCUMENT LANGUAGE
                   DESCRIBING BOOK-ENTRY-ONLY ISSUANCE
  (Prepared by DTC-bracketed material may be applicable only to certain issues)

  1. The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the securities (the "Securities"). The Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Security certificate will be issued for [each issue of] the Securities, [each] in the aggregate principal amount of such issue, and will be deposited with DTC. [If, however, the aggregate principal amount of [any] issue exceeds $150 million, one certificate will be issued with respect to each $150 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.]

  2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  3. Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.


  4. To facilitate subsequent transfers, all Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  [6. Redemption notices will be sent to Cede & Co. If less than all of the Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct
Participant in such issue to be redeemed.]

  7. Neither DTC nor Cede & Co. will consent or vote with respect to Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  8. Principal an interest payments on the Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Agent, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Issuer or the Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Issuer or the Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  [9. A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to the [Tender/Remarketing] Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant's interest in the Securities, on DTC's records, to the [Tender/Remarketing] Agent. The requirement for physical delivery of Securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Securities are transferred by Direct Participants on DTC's records.]



  10. DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to the Issuer or Agent. Under such circumstances, in the event that a successor securities depository is not obtained, Security certificates are required to be printed and delivered.

  11. The Issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered.

  12. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

      EXTENSIONS OF MATURITY AND RESETTING OF INTEREST RATES RIDER
                    TO MEDIUM-TERM NOTE


      A. In the event of an extension of maturity of a Note, the Paying Agent will, at least 35 days prior to the original maturity date, deliver a notice to DTC specifying the CUSIP number of the Notes, the new maturity date of the Note and if the rate is being changed, the new interest rate for the Note and the day such rate takes effect. It is understood that in such event the holder of the Note will have the option to elect repayment of such Note on the original maturity date. Therefore such notice to DTC shall also list the start date and end date of the upcoming exercise period, the repayment price and the purchase date (original maturity date). The Paying Agent will also notify Standard & Poor's Corporation and Interactive Data Corporation of any maturity extensions. Such notice shall include the CUSIP number of the Note, the new maturity date of the Note, and if the rate is being changed, the new interest rate for the Note and the day such rate takes effect. It is understood that if the Note is a floating rate Note the Paying Agent will continue to notify Standard & Poor's Interactive Data Corporation of the rate change information.

      B. In the event that the Issuer elects to change the rate on a fixed rate Note, the Paying Agent will, at least 35 days prior to the date the new rate is to take effect, deliver a notice to DTC specifying the CUSIP number of the Note, the new interest rate on the Note and the date such rate change takes effect. It is understood that in such event the holder of the Note will have the option to elect repayment of such Note on the next interest payment date. Therefore such notice to DTC shall also list the start date and end date of the upcoming exercise period, the repayment price and the purchase date. The Paying Agent will also notify Standard & Poor's Corporation and Interactive Data Corporation of rate changes on fixed rate Notes. Such notice shall include the CUSIP number of the Note, the new interest rate on the Note and the date such rate change is to take effect. It is understood that all resets of rates on fixed rate Notes will be communicated to Standard & Poor's Interactive Data Corporation.

      C. In the event that after the end of the exercise periods referred to in paragraphs A and B the Issuer decides to increase the interest rate on the Notes and allow holders to withdraw their repayment instructions, the Paying Agent will, at least 15 days prior to the purchase date, deliver a notice to DTC specifying the CUSIP number of the Note, the new interest rate for the Note, the date such rate change takes effect and the final date for the submission of withdrawal of repayment options instructions. The Paying Agent will also notify Standard & Poor's Corporation and Interactive Data Corporation of any such increase in interest rates.

      All notices to DTC concerning the events contemplated by this paragraph and paragraphs A and B shall be delivered to the address listed on Paragraph 14.
                             Renewable Notes

      It is understood that Renewable Notes provide for an automatic extension of maturity unless the holder thereof elects to terminate the automatic extension for any portion of the principal amount of the Renewable Notes. In the event such extension is terminated, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified) after the election date prior to which the holder made such election. The Paying Agent will use DTC's free Deliver Order (DO) procedures to surrender to the IPA's DTC account any Notes representing the portion of the principal amount of Notes for which a holder has elected to terminate such extension.

      The IPA will withdraw the Notes and issue short-term notes in accordance with the Procedures. The IPA's Issuance Instructions include a free DO to deliver the short-term notes to the Participant's account and thus complete the exchange.